Exhibit 99.1

International Rectifier Announces First Quarter 2012 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—November 3, 2011— International Rectifier Corporation (NYSE:IRF) today announced financial results for the first quarter (ended September 25, 2011) of its fiscal year 2012.  Revenue for the first quarter fiscal year 2012 was $302.7 million, a 4.6% decrease from $317.2 million in the fourth quarter fiscal year 2011 and a 7.8% increase from $280.9 million in the first quarter fiscal year 2011.

International Rectifier reported net income of $22.0 million, or $0.31 per fully diluted share for the first quarter fiscal year 2012, compared with net income of $39.6 million, or $0.55 per fully diluted share in the fourth quarter fiscal year 2011.  The fourth quarter fiscal year 2011 results included a $12.4 million gross tax benefit that increased fully diluted earnings per share by $0.18.  For the first quarter fiscal year 2011, International Rectifier reported a net income of $33.5 million, or $0.47 per fully diluted share.  The first quarter fiscal year 2011 results included a $3.8 million gross tax benefit that increased fully diluted earnings per share by $0.05.

President and Chief Executive Officer Oleg Khaykin stated: “Sales during the September quarter were impacted by softening end market demand, inventory correction in our discrete MOSFET business, and seasonality in the automotive end market.  Bright spots for the quarter included modest growth in high performance computing and in our high reliability products.”

Gross margin for the first quarter fiscal year 2012 was 37.9%, up 0.7 percentage points compared with the fourth quarter fiscal year 2011 and down from 38.7% in the first quarter fiscal year 2011.

Operating income was $30.2 million or 10% of revenue compared with $30.6 million or 9.7% of revenue in the fourth quarter fiscal year 2011 and down from operating income of $31.6 million or 11.3% of revenue in the first quarter fiscal year 2011.

Research and development expenses for the first quarter fiscal year 2012 were $33.0 million, up from $32.5 million in the fourth quarter fiscal year 2011.

Selling, general and administrative expenses for the first quarter fiscal year 2012 were $49.0 million, down from $52.1 million in the fourth quarter fiscal year 2011.

Cash, cash equivalents and marketable investments totaled $443.7 million at the end of the first quarter fiscal year 2012, including restricted cash of $2.1 million.

Cash provided by operating activities for the first quarter fiscal year 2012 was $16.6 million.

During the first quarter fiscal year 2012, the Company purchased 1,098,834 shares of its common stock for $23.6 million. The Company had 68,981,933 shares outstanding at the end of the quarter.

December Quarter Outlook

Oleg Khaykin noted: “We take a conservative outlook for the December quarter as we and our customers work to reduce inventories.  As a result, we currently expect revenue to range from $240 million to $270 million.  Gross margin is expected to range from 34% to 36%, mainly due to planned lower factory utilization.

“Despite the cyclical downturn in the industry, we remain focused on future growth.  Design win activity remains strong in a number of our technologies notably in high-voltage IC and IGBT products, digital power, and in our low- and mid-voltage MOSFETs.”

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended September 25, 2011, June 26, 2011, and September 26, 2010, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the first quarter of its 2012 fiscal year with the Securities and Exchange Commission on Friday, November 4, 2011. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s September quarter results and December quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Thursday, November 3 through Thursday, November 10, 2011. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 16583096. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; order cancellations due to decreased demand or softening market conditions for customer products; reduced margins from lower than expected factory utilization and higher than expected costs; operational disruptions from implementing our new enterprise resource planning (ERP) system and additional costs related thereto; additional costs or adverse financial effects from implementing our strategic growth initiatives; volatility or deterioration of capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand, including, without limitation, operational effects from our ERP system; unexpected costs or delays in implementing our plans to secure and qualify additional manufacturing capacity for our products, including the use of third party contract manufacturers and the purchase and installation of additional manufacturing equipment; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction, power or other utility disruptions or natural disasters (including without limitation, any effects from events that may occur from natural and related disasters affecting Japan, Thailand and the United States); delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims (including, without limitation threatened litigation and claims related to intellectual property); and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 25, 2011	June 26, 2011	September 26, 2010
Revenues	$302,741	$317,249	$280,867
Cost of sales	187,903	199,375	172,043
Gross profit	114,838	117,874	108,824

Selling, general and administrative expense	48,991	52,141	48,310
Research and development expense	33,028	32,502	27,560
Amortization of acquisition-related intangible assets	2,615	2,612	1,219
Asset impairment, restructuring and other charges	—	—	134
Operating income	30,204	30,619	31,601
Other expense (income), net	2,203	(954)	1,312
Interest income, net	(209)	(1,859)	(1,409)
Income before income taxes	28,210	33,432	31,698
Provision for (benefit from) income taxes	6,247	(6,202)	(1,800)
Net income	$21,963	$39,634	$33,498

Net income per common share-basic (1)	$0.31	$0.56	$0.47

Net income per common share-diluted (1)	$0.31	$0.55	$0.47

Average common shares outstanding—basic	69,768	69,827	70,165
Average common shares and potentially dilutive securities outstanding—diluted	70,285	70,522	70,483

(1)

Net income per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  These amounts were $267 thousand, $573 thousand, and $539 thousand for the three months ended September 25, 2011, June 26, 2011, and September 26, 2010, respectively.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 25, 2011	June 26, 2011	September 26, 2010
Assets
Current assets:
Cash and cash equivalents	$264,539	$298,731	$229,682
Restricted cash	445	439	1,629
Short-term investments	172,248	185,541	281,170
Trade accounts receivable, net	183,408	196,153	171,432
Inventories	282,927	250,174	187,574
Current deferred tax assets	1,988	1,950	2,159
Prepaid expenses and other receivables	34,918	33,943	37,177
Total current assets	940,473	966,931	910,823
Restricted cash	1,632	1,632	1,776
Long-term investments	4,815	13,325	61,292
Property, plant and equipment, net	459,061	444,759	361,392
Goodwill	121,570	121,570	74,955
Acquisition-related intangible assets, net	34,330	36,945	13,728
Long-term deferred tax assets	25,118	23,403	8,072
Other assets	55,519	62,419	45,965
Total assets	$1,642,518	$1,670,984	$1,478,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$102,509	$123,922	$95,069
Accrued income taxes	11,714	6,850	5,838
Accrued salaries, wages and commissions	40,558	45,552	36,998
Current deferred tax liabilities	2	2	1,687
Other accrued expenses	100,774	97,402	82,640
Total current liabilities	255,557	273,728	222,232
Long-term deferred tax liabilities	3,845	3,845	5,335
Other long-term liabilities	35,662	35,499	32,853
Total liabilities	295,064	313,072	260,420
Commitments and contingencies
Stockholders’ equity:
Common shares	74,708	74,527	73,603
Capital contributed in excess of par value of shares	1,023,632	1,021,509	1,002,546
Treasury stock, at cost	(104,821)	(81,245)	(68,701)
Retained earnings	367,698	345,735	212,687
Accumulated other comprehensive loss	(13,763)	(2,614)	(2,552)
Total stockholders’ equity	1,347,454	1,357,912	1,217,583
Total liabilities and stockholders’ equity	$1,642,518	$1,670,984	$1,478,003

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	September 25, 2011	June 26, 2011	September 26, 2010 (1)
Cash flows from operating activities:
Net income	$21,963	$39,634	$33,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,523	19,575	18,943
Amortization of acquisition-related intangible assets	2,615	2,612	1,219
Loss (gain) on disposal of fixed assets	692	147	(349)
Stock compensation expense	3,707	4,236	4,365
Gain on sale of investments	(54)	(1,698)	(537)
Other-than-temporary impairment of investments	535	482	538
Provision for (recovery of) bad debts	1,232	(814)	92
Provision for inventory write-downs	4,211	2,082	2,036
(Gain) loss on derivatives	(1,409)	(745)	762
Deferred income taxes	1,424	(13,182)	218
Tax benefit from stock-based awards	—	369	—
Excess tax benefit from stock-based awards	(623)	(697)	(50)
Changes in operating assets and liabilities, net	(39,237)	11,481	(20,418)
Other	2,021	(1,220)	(2,443)
Net cash provided by operating activities	16,600	62,262	37,874
Cash flows from investing activities:
Additions to property, plant and equipment	(45,245)	(52,638)	(22,731)
Business acquisitions	—	272	—
Acquisition of intellectual property	—	—	(7,500)
Sale of investments	5,342	9,307	1,383
Maturities of investments	52,025	70,050	113,650
Purchase of investments	(36,096)	(61,453)	(104,129)
(Additions to) release from restricted cash	(21)	906	261
Purchase of cost-based investments	—	—	(1,500)
Net cash used in investing activities	(23,995)	(33,556)	(20,566)
Cash flows from financing activities:
Proceeds from exercise of stock options	399	1,173	850
Excess tax benefit from stock-based awards	623	697	50
Purchase of treasury stock	(23,576)	1	(20,031)
Net settlement of restricted stock units for tax withholdings	(1,802)	(835)	(228)
Net cash (used in) provided by financing activities	(24,356)	1,036	(19,359)
Effect of exchange rate changes on cash and cash equivalents	(2,441)	(165)	1,944
Net (decrease) increase in cash and cash equivalents	(34,192)	29,577	(107)
Cash and cash equivalents, beginning of period	298,731	269,154	229,789
Cash and cash equivalents, end of period	$264,539	$298,731	$229,682

(1)	Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

For the three months ended September 25, 2011 and June 26, 2011, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	September 25, 2011			June 26, 2011
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$111,207	36.7%	29.4%	$124,555	39.3%	30.0%
Energy saving products	76,058	25.1	41.4	77,636	24.5	44.3
Automotive products	28,900	9.6	31.5	31,881	10.0	27.5
Enterprise power	35,966	11.9	40.3	34,700	10.9	37.5
HiRel	48,842	16.1	51.8	46,788	14.7	48.4
Customer segments total	300,973	99.4	37.6	315,560	99.5	36.8
Intellectual property	1,768	0.6	100.0	1,689	0.5	100.0
Consolidated total	$302,741	100.0%	37.9%	$317,249	100.0%	37.2%

For the three months ended September 26, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	September 26, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin
Power management devices	$115,524	41.1%	29.5%
Energy saving products	60,016	21.4	42.5
Automotive products	23,920	8.5	32.0
Enterprise power	35,229	12.6	47.3
HiRel	44,197	15.7	52.1
Customer segments total	278,886	99.3	38.3
Intellectual property	1,981	0.7	100.0
Consolidated total	$280,867	100.0%	38.7%

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310.252.7731

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